CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Completes Acquisition
of  50-Clinic Physical Therapy Practice

Houston, TX, October 31, 2024, 2024 - U.S. Physical Therapy, Inc. (“USPH”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, closed the previously announced acquisition of a 50% equity interest in a management services organization (the “Company”) that provides management and administrative services to 50 outpatient physical therapy clinics, the majority of which are in New York, with plans to further expand in New York and adjacent states. The Company-managed clinics deliver physical, occupational and speech therapy in outpatient clinics, and also provide physical therapy services to patients in their homes. Through its managed therapy providers, the Company currently generates approximately $64.0 million in annual revenue and approximately $12.0 million in annual EBITDA on a consolidated basis.
About U.S.  Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 750 outpatient physical therapy clinics in 43 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers.  USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.